A. O. SMITH CORPORATON
NEWS RELEASE		For further information contact:

MEDIA INQUIRIES: Edward J. O'Connor 414-359-4100	ANALYST/INVESTOR INQUIRIES: Craig Watson 414-359-4009	A. O. Smith Corporation P.O. Box 245008 Milwaukee, WI 53224-9508 414-359-4000 NYSE: AOS

FOR IMMEDIATE RELEASE
April 2, 2004

A. O. Smith reduces first quarter earnings estimate to $.36 per share; lowers guidance for 2004 to between $1.90 to $2.00 per share;

        Milwaukee, Wis. — A. O. Smith Corporation (AOS-NYSE) today lowered its estimate for first quarter earnings to approximately $.36 per share from its previous estimate of $.46 per share and issued guidance for the second quarter for earnings to range between $.50 and $.54 per share. The company also lowered its estimate for the full year to a range of $1.90 to $2.00 per share from its previous estimate of $2.20 to $2.40.

        In the first quarter, the company experienced steel and other cost increases that were higher than expected in both its Electrical Products and Water Systems businesses. The company has announced price increases to offset the higher steel costs but these price increases will not have an impact until the latter half of the second quarter. The company will continue to monitor steel, copper, freight and other costs and initiate appropriate price increases when necessary.

        Also during the first quarter, the company’s Water Systems business experienced manufacturing inefficiencies, increased logistics costs and an adjustment to inventory due to multiple conversion programs. These programs included conversion of residential water heaters to meet new efficiency standards, standardization of the A. O. Smith and State residential product lines, relocation of production between the Ashland City, Tenn., and McBee, S. C., plants and an information systems conversion. Operating issues related to the conversion programs at Water Systems will moderate as the second quarter progresses but are not expected to be eliminated until quarter-end.

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        The combined effect of higher steel costs and the conversion programs are also the primary reasons for the change in second quarter earnings expectations. Earnings are expected to range between $.50 and $.54 per share compared with the $.67 per share earned in the second quarter last year.

        As a result of the reduction to the first and second quarters, the company has lowered its full-year estimate to between $1.90 and $2.00 per share.

        The company will broadcast a live conference call today at 10:00 a.m. (Eastern Time), and it can be heard on the company’s web site, www.aosmith.com .

Forward-looking statements

        This release contains statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: instability in the company’s electric motor and water products markets; inability to generate the synergistic cost savings from the acquisition of State Industries; the inability to implement cost-reduction programs; adverse changes in general economic conditions; significant increases in raw material prices; competitive pressures on the company’s businesses; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

        Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to upgrade these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

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        A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America’s largest manufacturers of residential and commercial water heating equipment. The company employs approximately 17,000 people worldwide.